Exhibit 99.1

News Release	FMC Technologies Inc
1803 Gears Road
Houston, TX 77067

For Release:	Immediate

Media	Bruce Bullock	(281)591-4429
Investors	Maryann Seaman	(281)591-4080

FMC Technologies Reports Fourth Quarter Diluted Earnings per Share from Continuing Operations of $0.94, up 176 Percent from $0.34 in the Prior-Year Quarter

Highlights:

•	Fourth quarter inbound of $1.6 billion leads to record backlog of $2.7 billion

•	Energy Systems’ full year 2006 operating profit up 60 percent

•	Subsea systems sales reach $1.8 billion

•	Company increased its estimate of 2007 full year earnings per diluted share to a range of $3.80 to $4.00

HOUSTON, February 13, 2007 – FMC Technologies, Inc. (NYSE: FTI) today reported fourth quarter 2006 revenue of $1.1 billion, up 15 percent over the fourth quarter of 2005, primarily on the strength of Energy Systems. Income from continuing operations was $65.2 million or $0.94 per diluted share, up 176 percent from $23.8 million, or $0.34 per diluted share, in the prior-year quarter. Results for the quarter included a $12.2 million favorable adjustment related to a reduction in the valuation allowance for foreign deferred income taxes, or $0.17 per diluted share. The company also recorded $3.7 million of restructuring and impairment charges, or $0.03 per diluted share in the quarter in the Energy Processing segment.

Inbound orders totaled $1.6 billion in the quarter largely on increased requirements for subsea systems. Backlog reached a record $2.7 billion, with the company’s subsea backlog at a record level of $1.8 billion.

Net income in the quarter was $102.8 million. Earnings per diluted share of $1.48 in the fourth quarter included $0.54 from discontinued operations. In the fourth quarter, the Company sold its SOFEC business, which was previously included in the Energy Production segment, for $54.4 million resulting in an after-tax gain of $34.8 million which was recorded in discontinued operations. Historical results have been restated to reflect SOFEC and a small FoodTech business as discontinued operations.

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Page 2 - FMC Technologies Reports Fourth Quarter Diluted Earnings per Share from Continuing Operations of $0.94,

up 176 Percent from $0.34 in the Prior-Year Quarter

Full Year 2006 Results

Full year 2006 revenue of $3.8 billion increased 21 percent from $3.1 billion in 2005, reflecting the continued growth of Energy Systems’ businesses. WECO®/Chiksan® equipment, subsea systems and surface wellhead saw significant growth over 2005.

Full year 2006 earnings per diluted share from continuing operations of $3.01 were up 62 percent from 2005 earnings per diluted share of $1.86. Energy Systems’ operating profit increased 60 percent over the prior year.

Inbound orders totaled $4.6 billion, up 30 percent over 2005. Backlog grew to $2.7 billion primarily on record subsea inbound orders of $2.3 billion.

“We are very pleased with our results in 2006. Our full year results were driven by our subsea systems, fluid control, and surface wellhead businesses,” said Joseph H. Netherland, Chairman, and Chief Executive Officer. “We enter 2007 with backlog of $2.7 billion providing a solid base for continued growth, and we have new developing technologies which should drive growth beyond 2007. We have increased our full year estimate of 2007 earnings per diluted share to a range of $3.80 to $4.00.”

Review of Operations – Fourth Quarter 2006

Energy Production Systems

Energy Production Systems’ fourth quarter revenue of $634.5 million increased 19 percent over the prior year quarter, due to higher subsea systems and surface wellhead sales. Revenue for subsea systems was $508 million in the quarter, up 19 percent from the prior-year quarter and up 14 percent sequentially. Surface wellhead revenue improved over 25 percent from the prior-year quarter and 8 percent sequentially.

Energy Production Systems’ operating profit of $51.4 million increased 30 percent over the prior-year quarter. The operating profit increase was due primarily to stronger demand for subsea systems and surface wellhead equipment.

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Page 3 - FMC Technologies Reports Fourth Quarter Diluted Earnings per Share from Continuing Operations of $0.94,

up 176 Percent from $0.34 in the Prior-Year Quarter

Energy Production Systems’ inbound orders were $1.1 billion for the fourth quarter, up $499.7 million over the prior-year quarter and $702.9 million sequentially due to the strength of orders for subsea systems. Subsea systems inbound orders were $951.0 million in the quarter.

Energy Processing Systems

Energy Processing Systems’ fourth quarter revenue of $186.5 million was 20 percent higher than the prior-year quarter and 7 percent higher sequentially. The revenue improvement over prior-year quarter was primarily the result of strong demand from service companies for WECO®/Chiksan® equipment, up 47 percent and increased demand for conveying systems for coal fired power plants in the Material Handling business.

Energy Processing Systems’ fourth quarter operating profit of $23.7 million was 30 percent higher than the prior-year quarter. The operating profit improvement is largely the result of higher WECO®/Chiksan® equipment volume. Partially offsetting this increased quarter-over-quarter improvement is $3.7 million of restructuring and impairment expense associated with an announced plant closure and $1.7 million of expense associated with the resolution of a legal dispute, both of which are included in the fourth quarter 2006 operating profit.

Energy Processing Systems’ inbound orders were $219.7 million for the fourth quarter, up 10 percent from the prior-year quarter. Stronger demand for loading systems and WECO®/Chiksan® equipment drove the quarter-over-quarter improvement.

FoodTech

FoodTech’s revenue in the fourth quarter of $150.8 million was $4.4 million below the fourth quarter of 2005 due to weaker food processing and North American poultry markets. Operating profit of $14.7 million is about level with the prior-year quarter, as improvement from cost reduction initiatives from the prior year was offset by lower revenues. Inbound orders totaled $170.5 million in the quarter, up 33 percent as demand for sterilization equipment increased.

Airport Systems

Airport Systems’ fourth quarter revenue of $107.3 million was up 13 percent compared to the fourth quarter of 2005 due primarily to higher sales of passenger boarding bridges and increased demand for airport services. Airport Systems’ fourth quarter operating profit of $10.1 million was up $3.5 million or 53 percent from the prior-year quarter on increased demand and operating margin improvements in all businesses.

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Page 4 - FMC Technologies Reports Fourth Quarter Diluted Earnings per Share from Continuing Operations of $0.94,

up 176 Percent from $0.34 in the Prior-Year Quarter

Corporate Items

Corporate expense in the fourth quarter of 2006 was $9.0 million, $0.9 million above the prior-year quarter. Other expense, net, of $11.1 million increased $6.6 million due mainly to higher stock compensation expense and foreign currency losses.

Net interest expense in the fourth quarter of 2006 was $1.5 million, level with the fourth quarter of 2005.

Income tax expense in the fourth quarter included a $12.2 million favorable adjustment, or $0.17 per diluted share. The effective income tax rate for continuing operations for the fourth quarter was lower than the rate included in the Company’s guidance for the quarter. The lower effective rate was due to a reduction in a valuation allowance for foreign deferred income taxes in Brazil, amounting to approximately $0.07 per diluted share of the favorable adjustment, and reflects the Company’s continued order growth and profitability in the region. Net debt of $138.9 million was down $25.2 million sequentially, but increased $35.9 million from year-end 2005 due mainly to cash requirements for working capital increases and capital expenditures to support growth in the Energy Systems businesses, and stock repurchases.

Depreciation and amortization for the fourth quarter of 2006 was $18.6 million, up from $17.1 million in the prior-year quarter.

Capital expenditures during the fourth quarter of 2006 totaled $41.8 million, up from $41.2 million in the prior-year quarter due mainly to continued capacity expansion projects in Energy Systems.

Review of Operations – Full Year 2006

Energy Production Systems

Energy Production Systems’ revenue of $2.2 billion was up 27 percent from 2005. Subsea systems revenue of $1.8 billion increased 26 percent over the prior year. Surface wellhead revenue increased more than 30 percent over 2005 due to strong market demand.

Energy Production 2006 segment operating profit of $191.2 million is up 49 percent from the prior year, primarily due to increased demand for subsea systems and surface wellhead equipment. Operating margins also improved in both the subsea and surface businesses.

Energy Production Systems’ inbound orders of $2.8 billion increased 38 percent over prior-year levels, an increase of $776.6 million. Subsea systems inbound orders reached $2.3 billion in 2006, up 40 percent over 2005. Orders for surface wellhead equipment were up 29 percent over the prior year.

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Page 5 - FMC Technologies Reports Fourth Quarter Diluted Earnings per Share from Continuing Operations of $0.94,

up 176 Percent from $0.34 in the Prior-Year Quarter

Backlog at year-end was $2.0 billion, up 40 percent from year-end 2005. Subsea systems backlog is at a record level of $1.8 billion, up 39 percent from $1.3 billion in the prior year.

Energy Processing Systems

Energy Processing Systems’ 2006 revenue of $672.3 million was up 29 percent from 2005, primarily driven by service company demand for WECO®/Chiksan® equipment, up more than 49 percent over 2005 revenues. In addition, demand for coal handling equipment and marine loading arms resulted in higher revenue in the Material Handling and Loading Systems businesses.

Segment operating profit of $100.9 million improved $46.8 million due mainly to strong volume and pricing of WECO®/Chiksan® equipment.

Energy Processing Systems’ inbound orders of $763.5 million are at record levels, increasing 21 percent over 2005 primarily on strong demand for WECO®/Chiksan® equipment and all other businesses in the segment.

Backlog at year-end 2006 was $306.0 million, up 42 percent from the prior year.

FoodTech

FoodTech’s revenue in 2006 of $533.4 million increased marginally from $531.5 million in 2005 due mainly to demand for freezing and cooking systems in Europe and Asia. Segment operating profit of $47.2 million in 2006 improved from $40.0 million in 2005 on higher volume in freezing and cooking systems and overall lower spending levels.

Backlog of $168.8 million is up 30 percent from year-end 2005.

Airport Systems

Airport Systems’ revenue in 2006 of $344.0 million was up 5 percent over 2005 due primarily to higher demand for passenger boarding bridges and airport services.

Operating profit of $25.9 million improved 9 percent over the prior year primarily on increased volume for airport services and improvements in ground support equipment. Additionally, 2005 segment operating results included a $2.7 million gain from the sale of excess land.

Backlog at year end was $152.7 million, up $58.9 million or 63 percent from 2005.

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Page 6 - FMC Technologies Reports Fourth Quarter Diluted Earnings per Share from Continuing Operations of $0.94,

up 176 Percent from $0.34 in the Prior-Year Quarter

Corporate Items

Corporate expenses for the full year 2006 were $32.8 million compared to $30.0 million the prior year. This increase is due mainly to higher fees for professional services and provisions related to incentive compensation.

Other expense, net, for 2006 totaled $29.7 million, compared to $27.2 million in 2005, due mainly to higher stock-based compensation expense.

Corporate items in 2005 included a $25.3 million gain on the disposal of Modec, Inc. stock.

Net interest expense was $6.7 million compared to 2005 net interest expense of $5.5 million.

Depreciation and amortization for 2006 was $70.8 million, up from $65.0 million in 2005. Capital expenditures of $138.6 million were up $46.8 million from 2005 due mainly to capacity expansions in Energy Systems.

During 2006, the Company repurchased 2.5 million shares of its common stock for $142.5 million.

Summary and Outlook

FMC Technologies reported earnings per diluted share from continuing operations of $3.01 for the full year 2006, up 62 percent from the prior year. Subsea systems revenue grew 26 percent to $1.8 billion and subsea backlog increased 39 percent from the prior year on unprecedented subsea inbound orders. Operating profits from the Company’s WECO®/Chiksan® business more than doubled on strong demand from service companies, and surface wellhead operating profit improved more than 40 percent from the prior year. FoodTech and Airport Systems segments both delivered revenue and operating profit improvement over 2006. Total company backlog reached a record $2.7 billion.

The Energy businesses are expected to have another strong year in 2007, primarily driven by the secular growth of subsea systems. FoodTech and Airport Systems’ 2007 operating profits are expected to improve over 2006. The Company has increased its estimate for full year 2007 earnings per diluted share from continuing operations to a range of $3.80 to $4.00.

# # #

FMC Technologies, Inc. (NYSE:FTI) is a leading global provider of technology solutions for the energy industry and other industrial markets. The Company designs, manufactures and services technologically sophisticated systems and products

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Page 7 - FMC Technologies Reports Fourth Quarter Diluted Earnings per Share from Continuing Operations of $0.94,

up 176 Percent from $0.34 in the Prior-Year Quarter

such as subsea production and processing systems, surface wellhead systems, high pressure fluid control equipment, measurement solutions, and marine loading systems for the oil and gas industry. The Company also produces food processing equipment for the food industry and specialized equipment to service the aviation industry. Twice named as the Most Admired Oil and Gas, Equipment Service Company by FORTUNE magazine, FMC Technologies employs approximately 11,000 people and operates 32 manufacturing facilities in 17 countries. (www.fmctechnologies.com)

This release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are information of a non-historical nature and are subject to risks and uncertainties that are beyond the Company’s ability to control. These risks and uncertainties are described under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 and may be modified in subsequent quarterly reports filed by the Company with the Securities and Exchange Commission that may be accessed on the Company’s website. The Company cautions shareholders and prospective investors that actual results may differ materially from those indicated by the forward-looking statements.

FMC Technologies, Inc. will conduct its fourth quarter 2006 conference call at 9:00 a.m. (Eastern Standard Time) on Wednesday, February 14, 2007. The event will be available at www.fmctechnologies.com. It also will be available for replay after the event at the same website address.

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FMC TECHNOLOGIES, INC. AND CONSOLIDATED SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited and in millions, except per share amounts)

	Three Months Ended December 31		Twelve Months Ended December 31
	2006	2005	2006	2005
Revenue	$1,076.6	$936.0	$3,790.7	$3,139.3
Costs and expenses	995.7	867.5	3,486.7	2,950.9

	80.9	68.5	304.0	188.4
Net (Loss) gain on disposal of assets	—	(0.6)	1.2	29.6
Minority interests	(1.1)	(1.1)	(2.5)	(3.5)

Income before net interest expense and income taxes	79.8	66.8	302.7	214.5
Net interest expense	(1.5)	(1.5)	(6.7)	(5.5)

Income before income taxes	78.3	65.3	296.0	209.0
Provision for income taxes	13.1	41.5	84.5	77.5

Income from continuing operations	65.2	23.8	211.5	131.5
Income (Loss) from discontinued operations, net of tax	37.6	7.2	64.8	(25.4)

Net income	$102.8	$31.0	$276.3	$106.1

Basic Earnings per share:
Income from continuing operations	$0.96	$0.35	$3.09	$1.91
Income (Loss) from discontinued operations	0.55	0.10	0.94	(0.37)

Basic earnings per share	$1.51	$0.45	$4.03	$1.54

Diluted Earnings per share:
Income from continuing operations	$0.94	$0.34	$3.01	$1.86
Income (Loss) from discontinued operations	0.54	0.10	0.93	(0.36)

Diluted earnings per share	$1.48	$0.44	$3.94	$1.50

Weighted average shares outstanding:
Basic	68.0	69.0	68.5	69.0

Diluted	69.6	70.9	70.2	70.8

FMC TECHNOLOGIES, INC. AND CONSOLIDATED SUBSIDIARIES

BUSINESS SEGMENT DATA

(Unaudited and in millions)

	Three Months Ended December 31		Twelve Months Ended December 31
	2006	2005	2006	2005
Revenue

Energy Production Systems	$634.5	$532.6	$2,249.5	$1,770.5
Energy Processing Systems	186.5	155.4	672.3	521.8
Intercompany eliminations	(0.2)	(0.8)	(1.3)	(3.0)

Subtotal Energy Systems	820.8	687.2	2,920.5	2,289.3
FoodTech	150.8	155.2	533.4	531.5
Airport Systems	107.3	94.7	344.0	327.3
Intercompany eliminations	(2.3)	(1.1)	(7.2)	(8.8)

	$1,076.6	$936.0	$3,790.7	$3,139.3

Income before income taxes

Segment operating profit
Energy Production Systems	$51.4	$39.6	$191.2	$128.5
Energy Processing Systems	23.7	18.3	100.9	54.1

Subtotal Energy Systems	75.1	57.9	292.1	182.6
FoodTech	14.7	14.9	47.2	40.0
Airport Systems	10.1	6.6	25.9	23.8

Total segment operating profit	99.9	79.4	365.2	246.4

Corporate items
Corporate expense	(9.0)	(8.1)	(32.8)	(30.0)
Other expense, net (1)	(11.1)	(4.5)	(29.7)	(27.2)
Gain on sale of investment	—	—	—	25.3
Net interest expense	(1.5)	(1.5)	(6.7)	(5.5)

Total corporate items	(21.6)	(14.1)	(69.2)	(37.4)

Income from continuing operations before income taxes	$78.3	$65.3	$296.0	$209.0

(1)	Other expense, net, generally includes stock-based compensation, other employee benefits, LIFO adjustments, and the impact of unusual transactions not representative of segment operations.

FMC TECHNOLOGIES, INC. AND CONSOLIDATED SUBSIDIARIES

BUSINESS SEGMENT DATA

(Unaudited and in millions)

	Three Months Ended December 31		Twelve Months Ended December 31
	2006	2005	2006	2005
Inbound Orders

Energy Production Systems	$1,112.9	$613.2	$2,827.9	$2,051.3
Energy Processing Systems	219.7	199.0	763.5	631.9
Intercompany eliminations	(0.4)	(0.9)	(1.2)	(2.5)

Subtotal Energy Systems	1,332.2	811.3	3,590.2	2,680.7
FoodTech	170.5	128.1	572.2	521.5
Airport Systems	75.9	85.4	403.0	301.4
Intercompany eliminations	(2.2)	(1.8)	(7.4)	(8.4)

Total inbound orders	$1,576.4	$1,023.0	$4,558.0	$3,495.2

	December 31
	2006	2005
Order Backlog

Energy Production Systems	$2,027.7	$1,449.4
Energy Processing Systems	306.0	214.9
Intercompany eliminations	(0.2)	(0.4)

Subtotal Energy Systems	2,333.5	1,663.9
FoodTech	168.8	130.0
Airport Systems	152.7	93.8
Intercompany eliminations	(1.5)	(1.5)

Total order backlog	$2,653.5	$1,886.2

FMC TECHNOLOGIES, INC. AND CONSOLIDATED SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions)

	December 31, 2006	December 31, 2005
	(Unaudited)
Cash and cash equivalents	$79.5	$152.9
Trade receivables, net	903.4	711.4
Inventories	588.6	441.1
Other current assets	104.2	89.0
Assets of discontinued operations	14.5	37.0

Total current assets	1,690.2	1,431.4

Property, plant and equipment, net	445.7	352.5
Goodwill	122.8	115.7
Intangible assets, net	64.6	60.4
Investments	26.0	22.3
Other assets	133.9	113.3

Total assets	$2,483.2	$2,095.6

Short-term debt and current portion of long-term debt	$5.8	$3.3
Accounts payable, trade and other	422.7	358.6
Advance payments and progress billings	448.1	347.0
Other current liabilities	326.7	306.2
Liabilities of discontinued operations	4.9	43.1

Total current liabilities	1,208.2	1,058.2
Long-term debt, less current portion	212.6	252.6
Other liabilities	185.6	85.3
Common stock	0.7	0.7
Other stockholders’ equity	876.1	698.8

Total liabilities and stockholders’ equity	$2,483.2	$2,095.6

FMC TECHNOLOGIES, INC. AND CONSOLIDATED SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited and in millions)

	Twelve Months Ended December 31
	2006	2005
Cash provided (required) by operating activities of continuing operations:
Income from Continuing Operations	$211.5	$131.5
Depreciation and amortization	70.8	65.0
Trade accounts receivable, net	(155.2)	(182.0)
Inventories	(127.4)	(161.7)
Accounts payable, trade and other	38.7	54.7
Advance payments and progress billings	89.7	72.9
Income taxes	(6.2)	(39.1)
Other	34.8	3.1

Net cash provided (required) by operating activities of continuing operations	156.7	(55.6)

Cash (required) provided by operating activities of discontinued operations	(2.2)	25.2

Cash (required) provided by investing activities of continuing operations:
Capital expenditures	(138.6)	(91.8)
Proceeds on disposal of assets and other	5.8	90.4
Acquisitions	(9.5)	—

Net cash required by investing activities of continuing operations	(142.3)	(1.4)

Cash provided by investing activities of discontinued operations	48.4	10.2

Cash provided (required) by financing activities:
Net (repayment) issuance of debt	(38.1)	93.1
Issuance of capital stock	26.7	21.1
Purchase of stock held in treasury	(142.5)	(63.9)
Excess tax benefits	17.9	5.5
Net increase in common stock held in employee benefit trust	(0.8)	(1.2)

Net cash (required) provided by financing activities	(136.8)	54.6

Effect of changes in foreign exchange rates on cash and cash equivalents	2.8	(4.2)

(Decrease) increase in cash and cash equivalents	(73.4)	28.8
Cash and cash equivalents, beginning of period	152.9	124.1

Cash and cash equivalents, end of period	$79.5	$152.9